Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, $0.00001 par value, of Aclaris Therapeutics, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 15, 2019

M. Arkin (1999) Ltd.

By:	/s/ Moshe Arkin
	Name:	Moshe Arkin
	Title:	Chairman

/s/ Moshe Arkin
Moshe Arkin